[Mark Britto Letter Agreement]

Dear Mark,

This has been an another excellent year for PayPal. As a member of our top leadership team, I hope you feel a sense of pride for what we achieved in 2018 for our customers, our shareholders and our employees. We continued to collaborate closely with a unified approach to our thinking, problem-solving and planning, which helped us grow stronger across the many dimensions of our business. Your leadership has helped us successfully navigate an ongoing journey of growth and transformation at PayPal. As we look forward, I believe our future has never looked brighter.

First, I want to congratulate you on your promotion to Executive Vice President, Sales! This is a very special career milestone, and one I hope you celebrate proudly with your friends, family and colleagues. I want to personally express my gratitude for your hard work, commitment and passion throughout the years at PayPal.

2019 Base Salary and AIP Target

As part of your promotion, you have been awarded a salary increase of 18%, which will result in a new annual salary of USD 650,000, subject to Compensation Committee of the Board of Directors of PayPal’s approval. Your new bonus target is 100% and your new Total Target Compensation is USD 1,300,000, which represents an increase of 35%.

2019 Equity

It will also be recommended to the Compensation Committee of the Board of Directors of PayPal or its delegate, if applicable, that you be awarded PayPal equity with an estimated value of USD 6,000,000. This equity grant will be based on an equity mix of 50% time-based RSUs (vesting 1/3 per year over 3 years), and 50% performance based RSUs or “PBRSUs” (cliff vesting if earned, on March 1, 2022).

Retention Bonuses

In addition, we will provide two retention bonuses subject to your active continued employment through the applicable payment dates:

(i)
$2,500,000, payable in the payroll following December 31, 2019, less applicable deductions and tax withholdings (the “2019 Retention Bonus”). This bonus (i) will be subject to repayment if you terminate from PayPal prior to December 31, 2020, and;

(ii)	$5,000,000, payable in the payroll following December 31, 2020, less applicable deductions and tax withholdings (the “2020 Retention Bonus”)

Both retention bonuses are subject to repayment in their entirety if your employment ceases for reasons of Cause. You further authorize PayPal to withhold from any compensation otherwise owed to you at the time of termination amounts necessary to satisfy your repayment obligations, other than those exempt from attachment under federal and state laws.

For purposes of this letter agreement, “Cause” shall be defined as (i) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment, which is not remedied within thirty (30) days after receipt of written notice from PayPal specifying such failure; (ii) your indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against PayPal, except good faith expense account disputes.

2018 AIP

In terms of the 2018 results under the 2018 AIP, 75% of your annual bonus is based on the company’s financial performance. On February 15, 2018, you were granted a performance-based restricted stock unit award (“AIP Shares”) of 3,530 shares with a target value of $281,250. As PayPal exceeded its 2018 company performance targets, your AIP Shares will be adjusted using a 2018 company score of 130%, and 4,589 shares will vest on February 15, 2019, subject to the terms and conditions of the 2018 AIP. Assuming a stock price of $94, the value of your 2018 AIP Shares is $431,366.

Under the 2018 AIP, 25% is based on your individual performance, payable in cash. I am pleased to inform you that your individual bonus payout percentage for 2018 is 130%, resulting in a cash payout on or around February 22, 2019 of $134,063, subject to the terms and conditions of the 2018 AIP.

Your combined total bonus value for 2018 (including AIP Shares and cash), is $565,429, assuming a stock price of $94. All payments and equity vests are subject to applicable taxes and withholdings.

Thank you again for your leadership during another year of significant achievement and progress in service to our mission. By virtually every metric and measurement, we made tremendous strides forward as a company and I’m proud of the central role our leadership team played in making that happen. I look forward to building on our successes and working together to make 2019 another fantastic year and ensuring that PayPal fulfills its unlimited potential as a great and enduring customer champion company.

Best,

Dan Schulman
President and CEO, PayPal